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                                                                       EXHIBIT 7

                                                       Jefferies & Company, Inc.

                                        11100 Santa Monica Boulevard, 10th Floor
                                                   Los Angeles, California 90025
                                         Telephone (310) 575-5200 (800) 933-6656
CORPORATE FINANCE                                             Fax (310) 575-5165

                                                                   March 7, 1997

Mr. Williard R. Hildebrand
Chief Executive Officer
BUCYRUS INTERNATIONAL, INC.
1100 Milwaukee Avenue
South Milwaukee, WI 53172

Dear Mr. Hildebrand:

     This letter agreement (the "Agreement") confirms that Bucyrus International, Inc. (the "Company") has engaged Jefferies & Company, Inc. ("Jefferies" or the "Financial Advisor") to act as exclusive financial advisor to the Company in connection with the Company's proposed acquisition (the "Acquisition") of Marion Power Shovel ("Marion").

     1. Retention. The Company hereby retains Jefferies as its exclusive financial advisor in connection with the Acquisition.

     2. Information on the Company. The Company recognizes and confirms that in rendering services hereunder, the Financial Advisors have been, prior to the date hereof, and hereinafter will be, using and relying on and assuming the accuracy of, without independent verification, data, material and other information with respect to the Company, furnished to the Financial Advisors by or on behalf of the Company and their agents, counsel, employees and representatives (the "Information").

     The Financial Advisor will perform due diligence; however, the Company recognizes and confirms that the Financial Advisor: (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) will not make an appraisal of any assets of the Company or Marion; and (d) retains the right to continue to perform due diligence on the Company during the course of the engagement. The Company represents and warrants that any prospectus, placement memorandum or similar disclosure materials utilized by the Company in connection with the Acquisition will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading. The Financial Advisor agrees to keep the Information confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body, and the Financial Advisor will not make use thereof, except in connection with our services hereunder for the Company.

     3. Use of Name. The Company agrees that any reference to the Financial Advisor in any release, communication, or material distributed to prospective purchasers of the Notes, is subject to the Financial Advisor's prior written approval. If the Financial Advisor resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to the Financial Advisor despite any prior written approval which may have been given therefor.

     4. Use of Advice. No advice rendered by the Financial Advisor in connection with the services performed by the Financial Advisor pursuant to this Agreement will be quoted by either party hereto, nor will any such advice be referred to, in any report, document, release or other communication, whether written or oral,
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prepared, issued or transmitted by such party or any person or corporation controlling, controlled by or under common control with such party or any director, officer, employee, agent or representative of any such party, without the prior written authorization of both parties hereto, except to the extent required by law (in which case the appropriate party shall so advise the other in writing prior to such use and shall consult with the other with respect to the form and timing of disclosure), provided that the foregoing shall not prohibit appropriate internal communication or reference with respect to such advice internally within such parties.

     5. Compensation. In full payment for services rendered and to be rendered hereunder by Jefferies, the Company agrees to pay to Jefferies as follows:

          (a) In consideration of the services rendered by Jefferies hereunder as exclusive financial advisor in connection with the Acquisition, the Company agrees to pay to Jefferies in cash, immediately upon execution of this Agreement, $100,000 as a one-time retainer fee (the "Retainer").

          (b) The Company agrees to pay Jefferies a fee of $150,000 in cash for delivery of any fairness opinion issued in conjunction with the Acquisition contemplated herein, payable immediately upon execution of such fairness option.

          (c) In consideration of the services rendered by Jefferies hereunder as exclusive financial advisor in connection with the Acquisition, the Company agrees to pay to Jefferies in cash upon the successful consummation of the Acquisition, $250,000 as a success fee (the "Success Fee").

          (d) In addition to the compensation to be paid to Jefferies as provided in Sections 5(a), 5(b) and 5(c) hereof, the Company shall pay to, or on behalf of, Jefferies, promptly as billed, all out-of-pocket expenses incurred by Jefferies in connection with its services to be rendered hereunder (including, without limitation, the fees and disbursements of Jefferies' counsel, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures).

          (e) Jefferies may resign at any time and the Company may terminate Jefferies' services at any time, each by giving notice to the other. If Jefferies resigns or the Company terminates Jefferies' services for any reason, Jefferies and its counsel shall be entitled to receive all of the amounts due pursuant to Sections 5(a), 5(b), 5(c) and 5(d) hereof up to and including the effective date of such termination or resignation, as the case may be. In addition, if Jefferies' services hereunder are terminated by the Company, and the Company completes a transaction similar to the Acquisition contemplated herein within one year of Jefferies being terminated, then the Company shall pay Jefferies within five (5) days of the closing of such transaction in cash the fees as outlined in Sections 5(a), 5(b) and 5(c), as applicable.

          (f) No fee paid or payable to Jefferies or any of its affiliates shall be credited against any other fee paid or payable to Jefferies or any of its affiliates.

     6. Representations and Warranties. The Company represents and warrants to Jefferies that this Agreement has been duly authorized, executed and delivered by the Company; and, assuming the due execution by the Financial Advisor, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms. The Company represents that, to the best of its knowledge, the Information will not, when delivered and at the closing of the Acquisition, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. The Company agrees to advise the Financial Advisor promptly of the occurrence of any event or any other change prior to the closing known to it which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     7. Indemnity. In partial consideration of the services to be rendered hereunder the Company agrees to indemnify Jefferies and certain other indemnified persons in accordance with Schedule A attached hereto.

     8. Survival of Certain Provisions. The indemnity and contribution agreements contained in Schedule A to this Agreement, the representations and warranties of the Company contained in Section 6 of this

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Agreement, and the provisions of Sections 3, 4, 5 and this Section 9 of this
Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Financial Advisor, or by or on behalf of any affiliate of the Financial Advisor or any person controlling either, (b) completion of the Acquisition, (c) the resignation of the Financial Advisor or any termination of the Financial Advisor's services or (d) any expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the Financial Advisor, and the Indemnified Persons identified in Schedule A.

     9. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at the address set forth above, and (b) if to Jefferies, at the offices of Jefferies at 11100 Santa Monica Boulevard, Suite 1000, Los Angeles, California 90025, Attention: Jerry M. Gluck, Executive Vice President and General Counsel.

     10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     11. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Company, the Financial Advisor and the other Indemnified Persons referred to in Schedule A hereof and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

     12. Construction. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof should they exist and shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principals of conflicts of law.

     13. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

     14. Press Announcements. At any time after the consummation or other public announcement of the Acquisition, the Financial Advisor may place an announcement in such newspapers and publications as it may choose, stating that the Financial Advisor has acted as exclusive financial advisor to the Company in connection with the Acquisition contemplated by this Agreement.

     15. Amendment. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

     16. Term. Except as provided herein, this Agreement shall run from the date of this letter to a date of one year thereafter, unless extended by mutual consent of the parties (the "Term").

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     Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Jefferies as of the date first above written.

                                          Sincerely,

                                          JEFFERIES & COMPANY, INC.

                                          By: /s/ JOSEPH J. RADECKI, JR.

                                            ------------------------------------
                                            Joseph J. Radecki, Jr.
                                            Executive Vice President

Accepted and Agreed:
BUCYRUS INTERNATIONAL, INC.

By: /s/ WILLIARD R. HILDEBRAND

    --------------------------------------------------------
    Mr. Williard R. Hildebrand
    Chief Executive Officer

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                                   SCHEDULE A

                                                                   March 7, 1997

JEFFERIES & COMPANY, INC.
11100 Santa Monica Boulevard, 10th Floor
Los Angeles, CA 90025

Ladies and Gentlemen:

     This letter agreement is entered into pursuant to, and in order to induce Jefferies & Company, Inc. ("Jefferies" or the "Financial Advisor") to enter into, the engagement letter dated March 7, 1997 (the "Agreement") between Bucyrus International, Inc. (the "Company") and Jefferies. Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

     Since Jefferies will be acting on behalf of the Company in connection with the transactions contemplated by the Agreement, and as part of the consideration for the agreement of Jefferies to furnish its services pursuant to such Agreement, the Company agrees to indemnify and hold harmless Jefferies and its affiliates and their officers, directors, partners, counsel, employees and agents, and any other persons controlling Jefferies or any of its respective affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and the respective agents, employees, officers, directors, partners, counsel and shareholders of such persons (Jefferies and each such other person being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof) related to or arising out of (i) actions taken or omitted to be taken by the Company, its affiliates, employees or agents, (ii) actions taken or omitted to be taken by any Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms of, or in connection with services rendered pursuant to, the Agreement or any transaction or proposed transaction contemplated thereby or any Indemnified Person's role in connection therewith, provided, however, that the Company shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent that it is finally judicially determined that they result solely from actions taken or omitted to be taken by such Indemnified Person in bad faith or to be due primarily to such Indemnified Person's gross negligence, and (iii) any untrue statement or alleged untrue statement of a material fact contained in the Information, or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Each Indemnified Person shall give prompt written notice to the Company after the receipt by such Indemnified Person of any written notice of the commencement of any action, suit or proceeding for which such Indemnified Person will claim indemnification or contribution pursuant to this Agreement. The Company shall have the right, exercisable by giving written notice to an Indemnified Person within 10 business days after the receipt of written notice from such Indemnified Person or such commencement, to assume, at its expense, the defense of any such action, suit or proceeding; provided, however, that an Indemnified Person shall have the right to employ counsel in any such action, suit or proceeding, and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company fails to assume the defense of such action, suit or proceeding or fails to employ separate counsel reasonably satisfactory to such Indemnified Person in any such action, suit or proceeding; or (ii) the Company and such Indemnified Person shall have been advised by counsel that there may be one or more defenses available to such Indemnified Person which are in conflict with, different from or additional to those available to the Company, any of its affiliates, or another Indemnified Person, as the case may be (in which case, if such Indemnified Person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Person); it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time acting for each Indemnified Person in any one jurisdiction. The Company shall not settle or compromise or

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consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder (whether or not such Indemnified Person is a party thereto), unless such Indemnified Person has given its prior written consent or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

     If for any reason (other than the bad faith or gross negligence of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by Jefferies on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Jefferies on the other, but also the relative fault of the Company and Jefferies, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Jefferies pursuant to the Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Jefferies on the other with respect to any transaction or proposed transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees paid to Jefferies with respect to such transaction. The relative fault of the Company on the one hand and Jefferies on the other with respect to the transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Jefferies and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Person shall have any liability to the Company or any other officer, director, employee or affiliate thereof in connection with the services rendered pursuant to the Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or as a result of gross negligence. The indemnity, contribution and expense reimbursement obligations set forth herein
(i) shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration of the Term, (iii) shall apply to any modification of Jefferies' engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Jefferies or any other Indemnified Person and (v) shall be binding on any successor or assign of the Company and successors or assigns to all or substantially all of the Company's business and assets.

     In addition, the Company agrees to reimburse the Indemnified Persons for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party. If any of the Jefferies' personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against Jefferies, the Company or the Company's directors, the Company will pay Jefferies (i) with respect to each day that one of Jefferies' professional personnel appears as a witness or is deposed and/or (ii) with respect to each day that one of Jefferies' professional personnel is involved in the preparation therefor, (a) a fee of $2,000 per day for each such person with respect to each appearance as a witness or for a deposition and (b) at a rate of $200 per hour with respect to each hour of preparation for any such appearance and the Company will reimburse Jefferies for all reasonable expenses incurred by Jefferies by reason of any of its personnel being involved in any such action.

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     Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Jefferies as of the date of the Agreement.

                                          Sincerely,

                                          BUCYRUS INTERNATIONAL, INC.

                                          By: /s/ WILLIARD R. HILDEBRAND

                                            ------------------------------------
                                            Williard R. Hildebrand
                                            Chief Executive Officer

Accepted and Agreed:
JEFFERIES & COMPANY, INC.

By: /s/ JOSEPH J. RADECKI, JR.

    --------------------------------------------------------
    Joseph J. Radecki, Jr.
    Executive Vice President

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